Exhibit 10.1

EXECUTION COPY

Employment Agreement

This Employment Agreement (the “Agreement”) is made as of December 12, 2018 (the “Effective Date”), by and between MYnd Analytics, Inc., a Delaware corporation (the “Company”), and Patrick Herguth (“Executive”), subject to the terms and conditions defined in this Agreement.

Whereas, the Company and Executive desire that Executive be employed by the Company to act as the Company’s Chief Executive Officer (“CEO”), subject to the terms and conditions set forth in this Agreement; and

WHEREAS, Executive’s employment shall also be subject to such policies and procedures as the Company may from time to time implement.

Now, Therefore, in consideration of the covenants contained herein, and for other valuable consideration, the Company and Executive hereby agree as follows:

1.             Certain Definitions. Certain definitions used herein shall have the meanings set forth on Exhibit A attached hereto.

2.             At-Will Employment; Resignation from Board. Executive shall serve as an at-will employee, such that the Company or Executive may terminate the employment relationship at any time, with or without Cause or Good Reason. On the date of termination of employment for any reason, Executive acknowledges that he shall immediately be deemed to have resigned all employment and related job duties and responsibilities with the Company, including, without limitation any and all positions on the Board of Directors (the “Board”), as well as any Board committees or board of directors of any subsidiary or other affiliated company. The execution and delivery of this Agreement shall constitute delivery of Executive’s conditional resignation from such positions, subject only to the termination of his employment. Notwithstanding the foregoing, no such automatic resignation pursuant to the preceding sentence shall be deemed to be a resignation without Good Reason, nor grounds for a termination for Cause. Executive agrees to sign all reasonable documentation evidencing the foregoing as may be presented to Executive for signature by the Company.

3.             Executive’s Duties and Obligations.

 (a)       Duties. Executive shall serve as the Company’s CEO, commencing on December 12, 2018, or such other date as mutually agreed by the Company and Executive (the “Commencement Date”). Executive shall report to the Board and have duties, responsibilities and authorities as are customarily associated with the position of CEO of a public company of the size and nature of the Company, and such additional duties and responsibilities consistent with this position as may, from time to time, be assigned by the Board. As of the Commencement Date, Executive shall be appointed to the Board and shall stand for reelection at the 2019 Annual Meeting of Stockholders (and at each applicable Annual Meeting of Stockholders thereafter so long as Executive continues to be employed by the Company), at which time Executive will either stand for re-election and then for successive one-year terms.

(b)       Confidential Information and Inventions Matters. In consideration of the covenants contained herein, Executive has executed, and agrees to be bound by, the Company’s form of Employee Confidentiality, Assignment of Inventions, Non-Interference and Non-Competition Agreement (the “Confidentiality Agreement”), a form of which is attached to this Agreement as Exhibit B. Executive shall comply at all times with the terms and conditions of the Confidentiality Agreement and all other policies of the Company governing its confidential and proprietary information.

4.      Devotion of Time to Company’s Business.

(a)       Full-Time Efforts. During Executive’s employment with the Company, Executive shall devote substantially all of Executive’s business time, attention and efforts to the proper performance of Executive’s implicit and explicit duties and obligations hereunder.

(b)       No Other Employment. During Executive’s employment with the Company, Executive shall not, except as otherwise provided herein, directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board; provided, however, that it shall not be a violation or breach of this Agreement for Executive to (i) serve on boards of charitable organizations or participate in charitable, educational, religious or civic activities; (ii) attend to his and his family’s personal affairs; or (iii) own no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, so long as such activities are not adverse to the Company’s interests and do not materially interfere with the performance of Executive’s duties hereunder.

(c)       Non-Competition During and After Employment. During the term of Executive’s employment with the Company (the “Term”) and for 12 months from the Date of Termination, Executive shall not, directly or indirectly, without the prior written consent of the Company, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, compete with the Company in the business of behavioral health telemedicine and or development or utilization of intelligence assisted (AI) tools in behavioral health or using such data to develop or commercialize behavioral health treatments (collectively, the “Business”). During the Term and for 12 months from the Date of Termination, Executive shall not solicit, encourage, induce or endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any person who is employed or engaged by the Company as an employee, consultant or independent contractor or who was so employed or engaged at any time during the six (6) months preceding the Date of Termination; provided, that nothing herein shall prevent Executive from engaging in discussions regarding employment, or employing, any such employee, consultant or independent contractor (i) if such person shall voluntarily initiate such discussions without any such solicitation, encouragement, enticement or inducement prior thereto on the part of Executive or (ii) if such discussions shall be held as a result of, or any employment shall be the result of, the response by any such person to a written employment advertisement placed in a publication of general circulation, general solicitation conducted by executive search firms, employment agencies or other general employment services, not directed specifically at any such employee, consultant or independent contractor.

(d)           Injunctive Relief. In the event that Executive breaches any provisions of Section 4(c) or of the Confidentiality Agreement or there is a threatened breach thereof, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained therein. In the event that an actual proceeding is brought in equity to enforce the provisions of Section 4(c) or the Confidentiality Agreement, Executive shall not assert as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(e)           Reformation. To the extent that the restrictions imposed by Section 4(c) are interpreted by any court to be unreasonable in geographic and/or temporal scope, such restrictions shall be deemed automatically reduced to the extent necessary to coincide with the maximum geographic and/or temporal restrictions deemed by such court not to be unreasonable.

5.       Compensation and Benefits.

(a)           Base Compensation. During the initial period of the Term, the Company shall pay to Executive base annual compensation (“Base Salary”) of $325,000, which shall be payable in accordance with the Company’s regular payroll practices and be subject to all required withholdings as hereinafter set forth in this Section 5. Executive’s Base Salary shall increase to $340,000 on July 1, 2019 and to $360,000 on January 1, 2020 and will be reviewed annually thereafter and may be increased based on an assessment of Executive’s performance, the performance of the Company, inflation, the then prevailing salary scales for comparable positions and other relevant factors; provided, however, that any increase in Base Salary shall be solely within the discretion of the Board. Executive’s Base Salary shall not be subject to reduction from the level in effect hereunder from time to time, other than pursuant to a salary reduction program of general application to executives of the Company.

(b)           Bonuses.

(i)       2019 Performance Bonus. For fiscal year 2019, Executive shall be eligible to receive a performance bonus in a target amount of $340,000, with the payment of such bonus being subject to the achievement the performance goals set forth in the following sentence. One-half of the target amount of the fiscal year 2019 performance bonus shall be paid to Executive upon achieving revenues of $5 million for fiscal year 2019 and one-half of the target amount of the fiscal year 2019 performance bonus shall be paid to Executive upon achieving $1.1 million in gross profits for 2019 fiscal year. The bonus will be prorated to the targets so that if a portion of the targets are met Executive will get a portion of the bonus linearly.

(ii)       Annual Performance Bonuses. In addition to the foregoing, during the Term and commencing in fiscal year 2019, Executive shall be eligible to earn year-end performance bonuses, which may be paid in either cash or equity, or both (any such bonus an “Annual Bonus”), with a target bonus of 60% of the highest Base Salary Executive received during the applicable fiscal year (the “Target Bonus”), as may be awarded pursuant to any annual executive bonus plan and related corporate and/or individual goals approved solely at the discretion of the Board. The Company shall consult with Executive in connection with setting such corporate and/or individual goals and will set and communicate such goals to Executive the first quarter of each fiscal year. Any such Annual Bonus shall contain such rights and features as are typically afforded to other executives of the Company.

(c)       Long-Term Incentive Grants. During the Term, Executive shall be eligible for annual long-term incentive grants, which may be paid in either cash or equity, or both (any such grant a “Long-Term Incentive Grant”), as may be awarded solely at the discretion of the Board; provided that the Board shall be under no obligation whatsoever to grant such discretionary Long-Term Incentive Grants. Long-Term Incentive Grants following the date of this Agreement made to Executive shall be governed by the Company’s then-applicable long-term incentive plans (the “Plans”) and/or any long-term incentive grant agreements by which they are awarded. As a material inducement to Executive accepting employment with the Company, Executive will receive an initial equity grant in the Company upon the Commencement Date representing the right to acquire a total of up to 400,000 shares of Company common stock (the “Inducement Awards”).

(i)       Time-Based Awards. A portion of the shares underlying the Inducement Awards will be issued pursuant to time-based awards comprised of the following: (x) an option to purchase up to 200,000 shares of common stock (the “Time-based Options”); 50,000 of the Time-based Options shall vest on the Commencement Date. 50,000 of the Time-based Options shall vest on the first anniversary of the Commencement Date. The remaining 100,000 Time-based Options shall vest in equal installments quarterly over a two (2) year period beginning on the last date of the first quarter following the first anniversary of the Commencement Date. All vesting shall be subject to Executive’s continued employment with the Company.

(ii)       Performance-Based Awards. A portion of the shares underlying the Inducement Award will be issued pursuant to performance-based awards under the Company’s 2012 Omnibus Incentive Compensation Plan comprised of the following: (x) an Incentive Stock option to purchase up to 200,000 shares of common stock (the “Performance-based Options”). The Performance-based Options will vest as follows 35,000 when the Company has $3 million minimum revenue on the trailing twelve months, 60,000 when the Company has $5 million minimum revenue on the trailing twelve months and 105,000 when the Company has $8 million minimum revenue on the trailing twelve months.

(iii)       The terms and conditions of the Inducement Awards described in Section (c)(i) and Section (c)(ii) hereof will be subject to applicable award agreements and the Plans, provided that the Time-based Options shall be issued outside of the Company’s shareholder-approved equity incentive plans, as permitted under applicable Nasdaq rules.

(iv)       Notwithstanding the vesting schedule described above, the Time-based Options, shall, to the extent not already vested, become 100% vested upon a Change in Control of the Company (as defined below).

(v)       For purposes of this Award Certificate, a “Change of Control” means either:

(1)    the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)       any person (or group of persons acting together) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction (which merger, consolidation, or similar transaction, for the avoidance of doubt, shall be governed by subsection (c) below). Notwithstanding the foregoing, a Change in Control under this clause (i) shall not be deemed to occur as a result of any redemption, repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding;

(b)       any person (or group of persons acting together) acquires (or has acquired within any 12-month period ending on the date of the most recent acquisition by such person or group) ownership, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction (which merger, consolidation, or similar transaction, for the avoidance of doubt, shall be governed by subsection (c) below);

(c)       the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of any direct or indirect parent of the surviving entity in such merger, consolidation or similar transaction; or

(d)       the acquisition by a person (or a group of persons acting together) during the 12-month period ending on the date of the most recent acquisition by such person or group of assets from the Company that have a total gross fair market value equal to or exceeding 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; or

(2)    the replacement of a majority of the members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election.

Notwithstanding the foregoing, no transaction or series of related transactions shall constitute a Change of Control of the Company unless such transaction or series of related transactions qualify as a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets as each of these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

(d)            Benefits. During the Term, Executive shall be entitled to participate in all employee benefit plans, programs and arrangements maintained by the Company from time to time that are made available generally to the Company’s similarly-situated senior executives on substantially the same basis that such benefits are provided to such senior executives; provided, however, that nothing in this Agreement shall be construed to require the Company to establish or maintain any particular plans, programs or arrangements.

(e)            Vacations. During the Term, Executive shall be entitled to 15 days paid vacation per year, to be earned ratably throughout the year. Five vacation days may be carried from one year to the next in accordance with the Company’s vacation policy, provided that Executive shall not be entitled to carry forward into the following year a balance of more than 10 vacation days.

(f)           Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out Executive’s duties and responsibilities under this Agreement and the Company shall reimburse Executive for all such reasonable expenses, in accordance with and subject to the applicable policies and procedures of the Company. In addition, the Company shall promptly reimburse Executive for all reasonable legal fees incurred by Executive in connection with the review, negotiation, drafting and execution of this Agreement, up to a cap of $20,000 including review of past filings.

6.	Termination of Employment.

(a)           Termination by the Company for Cause or Termination by Executive without Good Reason, or due to Death or Disability.

(i)       In the event of a termination of Executive’s employment: (A) by the Company for Cause, (B) by Executive without Good Reason, or (C) by reason of the death or Disability of Executive, then in each such case, Executive shall be entitled to any unpaid compensation accrued through the last day of Executive’s employment, a lump sum payment in respect of all accrued but unused vacation days at Executive’s Base Salary in effect on the date such vacation was earned, and payment of any other amounts owing to Executive but not yet paid (which shall include any bonus that has been earned, but has not been paid as of the date of termination), less any amounts owed by Executive to the Company. Executive shall not be entitled to receive any other compensation or benefits from the Company whatsoever (except as and to the extent the continuation of certain benefits is required by law).

(ii)       In the case of a termination due to death or Disability, notwithstanding any provision to the contrary in any stock option, restricted stock or other equity award agreement between the Company and Executive, all shares underlying Executive’s outstanding equity awards and all options to acquire Company stock held by Executive shall accelerate and become fully vested upon the Date of Termination (and all options shall thereupon become fully exercisable), and all stock options shall continue to be exercisable for the remainder of their stated terms.

(b)           Termination by the Company without Cause or by Executive for Good Reason. If (x) Executive’s employment is terminated by the Company other than for Cause, death or Disability (i.e., without Cause) or (y) Executive terminates employment with Good Reason, then Executive will receive the amounts set forth in Section 6(a)(i) and, on the condition that Executive signs a separation agreement containing a plenary release of claims in substantially the form attached as Exhibit C hereto within 50 days after the Date of Termination and such plenary release becomes final, binding and irrevocable, Executive shall also be entitled to receive the following from the Company:

(i)       During the first year following the execution of this Agreement an amount equal to: three months of Executive’s annualized Base Salary then in effect (determined without regard to any reduction in such Base Salary constituting Good Reason from the Date of Termination to the date that is three months after the Date of Termination (the “Severance Period”)) provided, however, that each installment payable before the plenary release becomes final, binding and irrevocable shall not be paid to Executive until such plenary release becomes final, binding and irrevocable (at which time all such amounts that would have been paid but for the delay described in this clause (i) shall be paid.

(ii)      During the second year following the execution of this Agreement. An amount equal to: six months of Executive’s annualized Base Salary then in effect (determined without regard to any reduction in such Base Salary constituting Good Reason from the Date of Termination to the date that is six months after the Date of Termination (the “Severance Period”)) provided, however, that each installment payable before the plenary release becomes final, binding and irrevocable shall not be paid to Executive until such plenary release becomes final, binding and irrevocable (at which time all such amounts that would have been paid but for the delay described in this clause (i) shall be paid.

(iii)     During the Severance Period, if Executive elects to continue Company medical benefits through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall continue to pay the Company’s costs of such benefits as Executive elects to continue under the same plans and on the same terms and conditions as such benefits are provided to active employees. If for any reason COBRA coverage is unavailable at any time during the Severance Period, the Company shall reimburse Executive no less frequently than quarterly in advance an amount which, after taxes, is sufficient for Executive to purchase medical and dental coverage for Executive and Executive’s dependents that is substantially equivalent to the medical and dental coverage that Executive and Executive’s dependents were receiving immediately prior to the Date of Termination and that is available to comparable active employees, reduced by the amount that would be paid by comparable active employees for such coverage under the Company’s plans. The Company’s obligation under this Section 6(b)(ii) shall terminate or be reduced to the extent that Executive enrolls in substantially similar coverage (determined on a benefit-by-benefit basis) provided by a subsequent employer.

(iv)       The Company shall pay Executive the full amount of Executive’s target bonuses for the fiscal year in which such termination occurs prorated based upon goals achieved through Date of Termination.

(v)       Notwithstanding the foregoing, if Executive engages in a material breach of any provision of this Agreement or Executive’s Confidentiality Agreement during the Severance Period (or the period applicable to such obligation, if shorter or longer), and such breach is not cured in the reasonable determination of the Company within five business days after receipt from the Company of notice thereof, then the Company’s continuing obligations under this Section 6(b) shall cease as of the date of the breach and Executive shall be entitled to no further payments hereunder.

7.	Notice of Termination.

(a)       Any termination of Executive’s employment hereunder shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10. In the case of Notice of Termination given by Executive for Good Reason, such Notice of Termination shall only be delivered following the notice and cure period set forth below in the definition of Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. If Executive elects to terminate this Agreement without Good Reason, Executive must provide advance written notice of at least 30 days and the Company, at its sole option, may elect to terminate Executive’s employment and this Agreement at any point during the 30-day notice period, provided the Company pays Executive’s Base Salary in lieu of notice and provides the payments/benefits described in Section 6(a)(i).

(b)       A termination of employment of Executive will not be deemed to be for Good Reason unless Executive gives the Notice of Termination provided for herein within 30 days after Executive has actual knowledge of the act or omission of the Company constituting such Good Reason and Executive gives the Company a 30-day cure period to rectify or correct the condition or event that constitutes Good Reason and Executive delivers final Notice of Termination within 30 days of the date that Company’s failure to cure deadline has expired, which final Notice must specify a Date of Termination of no later than 30 days after the final Notice is provided. A termination of employment of Executive will not be deemed to be for Cause unless the Company gives the Notice of Termination provided for herein within 30 days after the Company has actual knowledge of the act or omission of Executive constituting such Cause and the Company delivers a final Notice of Termination within 30 days of the date of Executives failure to cure deadline (if applicable) has expired.

8.            Mitigation of Damages. Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. Except as otherwise provided in Section 6(b)(ii), the amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by Executive as the result of self-employment or employment by another employer or otherwise.

9.	Excess Parachute Excise Tax.

(a)       Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by Executive to the extent permitted under Code Section 409A, the Company shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code.

10.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Board or the Company:

MYnd Analytics, Inc.
26522 La Alameda
Suite 290
Mission Viejo, CA 92691
Attn: General Counsel

if to Executive:

The address on file with the records of the Company for Patrick Herguth

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

11.     Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

12.     Entire Agreement. This Agreement, together with Exhibits A and C and the Confidentiality Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements, written or oral, with respect thereto.

13.     Arbitration.

(a)       If the parties are unable to resolve any dispute or claim relating directly or indirectly to this Agreement or any dispute or claim between Executive and the Company or its officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 13. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.

(b)       The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

(c)       Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 13 in order to assert such counterclaim(s).

(d)       The arbitration shall be filed with the office of the American Arbitration Association (“AAA”) located in Wilmington, Delaware or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Employment Arbitration Rules of AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a 60 day period. In addition, the following rules and procedures shall apply to the arbitration:

  (i)       The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 13.

  (ii)      The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(iii)       The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(iv)       The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 13, and the costs of the arbitrator(s) shall be paid by the Company.

(v)       Except as provided in the last sentence of Section 13(a), the provisions of this Section 13 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 13 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

14.	Miscellaneous.

(a)       Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of Delaware without regard to the application of choice of law rules.

(b)       Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(c)       Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(d)       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive (including the Beneficiary) and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(e)       Successors and Assigns. Except as provided in Section 14(d) in the case of the Company, or to the Beneficiary in the case of the death of Executive, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge. Notwithstanding anything herein to the contrary, this Agreement may be assigned by the Company to a successor to the business of the Company (by sale, merger, spinoff or any similar transaction), if and to the extent: (i) such successor has substantially the same ownership as the Company prior to such assignment; and (ii) such successor assumes all of the obligations of the Company hereunder. Such an assignment shall not be deemed to result in either a termination by the Company (with or without Cause) or by Executive for Good Reason pursuant to Section 6 hereof. Following any such assignment, the Compensation and Benefits set forth in Section 5 hereof will continue in effect as provided for therein, including equity incentive awards, modified as necessary to conform to the capitalization and benefit plans for the assignee of this Agreement, provided that any change to such compensation and benefits: (A) does not limit the rights of the Executive pursuant to Section 5(c)(iv); and (B) that has a materially detrimental effect on Executive (other than because of the change in the underlying company) shall be subject to the rights of the Executive to termination employment for Good Reason and other provisions provided for herein.

(f)       Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(g)       Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the termination of this Agreement shall survive such termination.

(h)       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document. Signatures to this Agreement may be delivered by any electronic means.

15.     No Contract of Employment. Nothing contained in this Agreement will be construed as a right of Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge Executive with or without Cause, subject to the provisions hereof governing severance payments and other rights of Executive following termination.

16.     Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(a)       Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s separation from service, and (ii) the date of Executive’s death. On the first day of the seventh month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death, all payments delayed pursuant to this Section 16(a) shall be paid or reimbursed to Executive in a lump sum plus interest credited from the date of Executive’s separation from service to the date of payment at the “applicable federal rate” provided for in Section 7872(f)(2)(A) of the Code in effect as of the date of such separation from service, and any remaining payments and benefits due to Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b)       To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to Executive for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Any tax gross-ups provided for under this Agreement shall in no event be paid to Executive later than the December 31 of the calendar year following the calendar year in which the taxes subject to gross-up are incurred or paid by Executive.

(c)       If any amount under this Agreement is to be paid in two or more installments, for purposes of Code Section 409A each installment shall be treated as a separate payment.

17.     Indemnification. During Executive’s employment, the Company shall maintain directors’ and officers’ liability insurance that is applicable to Executive and shall indemnify and defend Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance prior to or after the Commencement Date (and within the scope of his employment) as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or predecessors or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by applicable corporate law and, to the extent more favorable, to the maximum extent permitted under the Company’s Certificate of Incorporation and By-Laws. On the Commencement Date, the Company shall execute and deliver to Executive an Indemnification Agreement, in the form adopted by the Board, pursuant to which the Company agrees to indemnify Executive and advance defense costs and expenses. The rights under this Section 17 shall in all cases be on terms no less favorable to Executive than to other senior executives of the Company and shall survive the termination of employment until the expiration of the applicable statute of limitations.

18.       Executive Acknowledgement. Executive hereby acknowledges that Executive has read and understands the provisions of this Agreement, that Executive has been given the opportunity for Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that Executive has received a copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first above written.

MYnd Analytics, Inc.

By:	/s/ Robin Smith	/s/ Patrick Herguth
Name:	Robin Smith	Patrick Herguth
Title:	Chairman of the Board

EXHIBIT A

(a)       “Beneficiary” means any individual, trust or other entity named by Executive to receive the payments and benefits payable hereunder in the event of the death of Executive. Executive may designate a Beneficiary to receive such payments and benefits by completing a form provided by the Company and delivering it to the General Counsel or Secretary of the Company. Executive may change his designated Beneficiary at any time (without the consent of any prior Beneficiary) by completing and delivering to the Company a new beneficiary designation form. If a Beneficiary has not been designated by Executive, or if no designated Beneficiary survives Executive, then the payment and benefits provided under this Agreement, if any, will be paid to Executive’s estate, which shall be deemed to be Executive’s Beneficiary.

(b)       “Cause” means: (i) Executive’s material breach of this Agreement or any other material policy of the Company, in each instance only after a written demand to cure such breach is delivered to Executive by the Board (or a committee thereof) setting forth in reasonable detail the circumstances of such breach and Executive fails to cure such breach (if it can be cured) within the thirty (30) day period following his receipt of such written demand from the Board (or a committee thereof); (ii) Executive’s continued willful neglect of Executive’s duties with the Company or failure to comply with an express lawful written directive of the Board relating to Executive’s duties (other than as a result of Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board (or a committee thereof) which specifically identifies the manner in which the Company believes that Executive has neglected his duties or failed to comply with a Board directive and Executive fails to comply with such written demand within the thirty (30) day period following its receipt; (iii) any intentional act of dishonesty, or any act of material misappropriation, embezzlement, or fraud involving the Company or any of its affiliates; (iv) the conviction of or the plea of nolo contendere or the equivalent by Executive of a felony or other crime involving moral turpitude; or (v) Executive’s engagement in illegal conduct or gross misconduct which is materially injurious to the Company. No act or failure to act by Executive shall be considered “willful” unless it is done or omitted to be done by Executive in bad faith and without reasonable belief that he was acting in the best interests of the Company.

(c)       “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(d)       “Date of Termination” means the date specified in a notice of termination pursuant to Section 8 hereof, or Executive’s last date as an active employee of the Company before a termination of employment due to death, Disability or other reason, as the case may be.

(e)       “Disability” means a mental or physical condition that renders Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for three or more consecutive months or for a total of six months during any 12 consecutive months; provided, that during such period the Company shall give Executive at least 30 days’ written notice that it considers the time period for disability to be running.

A-1

(f)       “Good Reason” means, unless Executive has consented in writing thereto, the occurrence of any of the following: (i) the assignment to Executive of any duties materially inconsistent with Executive’s position under this Agreement, including any change in title or material change in status, authority, duties or responsibilities, or other action which results in a material diminution in Executive’s duties or responsibilities; (ii) a reduction in Executive’s Base Salary by the Company, unless such reduction is made proportionately in connection with broader salary reductions among all of the Company’s executive officers; (iii) the relocation of Executive’s principal place of employment by more than 30 miles; (iv) the failure of the Company to obtain the assumption of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a Business Combination or a sale or other disposition of all or substantially all of the assets of the Company; and/or (v) the Company’s material breach of this Agreement.

A-2

EXHIBIT B

Employee Confidentiality and Inventions Assignment Agreement

I (the “Employee”) recognize that MYnd Analytics, Inc. and Arcadian Telepsychiatry Services, LLC, a subsidiary of MYnd Analytics, Inc., a Delaware corporation, and its subsidiaries (collectively the “Company”), is engaged in the business of providing telepsychiatry and tele behavioral health services, predictive analytics, data collection, analysis, algorithm development, genetic and biological markers and, in general, the development of Intellectual Property within the field of mental health. Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business is referred to as a “Business Partner.”

I understand that as part of my performance of duties as an employee of the Company (the “Engagement”), I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company. I further understand that my Engagement creates in me a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company’s anticipated research and development or such activities of its Business Partners; (2) resulting from tasks performed by me for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my Engagement.

For purposes of this Agreement, the following definitions apply:

“Proprietary Information” shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above.

“Inventions” shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, writings, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or result from use of premises or other property owned, leased or contracted for by the Company and which are conceived or developed by me during my Engagement or during the twelve (12) month period following the termination of my Engagement. Without limiting the generality of the foregoing, Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

As part of the consideration for my Engagement or continued Engagement, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

1.       Proprietary Information and Inventions. The Company, its Business Partners or their respective assigns, as the case may be, are and shall be the sole owner of all Proprietary Information and Inventions related to the Business and the sole owner of all patents, trademarks, service marks, copyrights, mask rights and other rights (collectively referred to herein as “Rights”) pertaining to any Proprietary Information or Inventions. I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Engagement and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101). I further hereby assign to the Company, any Rights I may have or acquire in any Proprietary Information or Inventions which arise in the course of my Engagement. I further agree to assist the Company or any person designated by it in every proper way (but at the Company’s expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries. I will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Engagement (“Cessation of my Engagement”), and the Company and I will schedule such assistance following the Cessation of my Engagement at mutually convenient times and in mutually convenient locations. In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information or to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and stead in the execution and filing of any such application and in furthering the application for and enforcement of Rights with the same legal force and effect as if such acts were performed by me.

2.       Confidentiality. At all times, both during my Engagement and after the Cessation of my Engagement, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company. I recognize that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company, during my Engagement and after the Cessation of my Engagement, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company consistent with the Company’s agreement with such third party.

3.       Moral Rights. In addition to the foregoing transfers and allocations of rights, and to the extent applicable and permitted under relevant law, I hereby irrevocably transfer and assign to Company any and all Moral Rights (defined below) if any, I may have in or with respect to any work product or Intellectual Property I create for Company under this Agreement (including any Prior Intellectual Property incorporated therein). To the extent such Moral Rights exist and cannot be assigned, I hereby waive and agree not to assert at any time, even after termination of employment with Company, such Moral Rights against the Company, its parents, subsidiaries and affiliates, and their respective customers, licensees, or sub-licensees (direct and indirect). “Moral Rights” include any rights to claim authorship of, or credit on a work of authorship, to object to or prevent the modification or destruction of a work of authorship, or to withdraw from circulation or control the publication or distribution of a work of authorship, and any similar right, existing under judicial or statutory law of any country or subdivision of a country, or under any treaty, regardless of whether or not such right is described as a “Moral Right.”

4.       Delivery of Company Property and Work Product. In the event of the Cessation of my Engagement, I will deliver to the Company all biological materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or its clients or customers, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

5.       No Conflict. I represent, warrant and covenant that my performance of all the terms of this Agreement and the performance of my duties for the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Engagement. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

6.       No Use of Confidential Information. I represent, warrant and covenant that I have not brought and will not bring with me to the Company or use in my Engagement any materials or documents of a former employer, or any person or entity for which I have acted as an independent contractor or consultant, that are not generally available to the public, unless I have obtained written authorization from any such former employer, person or firm for their possession and use. I understand and agree that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former employers or other persons.

7.       Enforcement; Equitable Relief. I acknowledge that any breach or threatened breach by me of any provision of this Agreement may result in immediate and irreparable injury to the Company, and that such injury may not be readily compensable by monetary damages. In the event of any such breach or threatened breach, I acknowledge that, in addition to all other remedies available at law and equity, the Company shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce this section. The prevailing party in any litigation or other legal action arising out of this Agreement shall have its fees and expenses (including reasonable attorneys’ fees) incurred in connection with such litigation or legal action paid by the other party.

8.       Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

9.       Disclosure of Agreement. I agree that the Company may notify any future or prospective employer of mine, or any third party, of the existence of this statement, agreement, and its terms, and my agreement to its terms.

10.     Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Delaware in which you are employed and conduct your principal work, without regard to conflict of law principles, and venue for any dispute hereunder shall be in the federal and/or state courts of such state. The parties agree to be subject to the personal jurisdiction of such courts, and waive the right to challenge the jurisdiction or authority of such courts.

11.     Waiver. No failure or delay of either party the exercise (whether complete or partial) of any right, remedy or power under this Agreement, or to insist upon strict compliance with any obligation under this Agreement, and no custom or practice of the parties that is at variance with the terms of this Agreement, shall constitute a waiver or otherwise operate to limit, impair, preclude, cancel, or otherwise affect such right or remedy, or of the right of the parties to demand full compliance by me with this Agreement and its terms. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s), nor shall it constitute a continuing waiver of the same provision on another occasion.

12.     Complete Agreement. This Agreement, together with the offer letter or employment agreement (if any) between the Company and myself, contains the sole and entire agreement and understanding between the Company and myself with respect to the subject matter hereof and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and myself. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and it shall inure to the benefit of the Company and each of its successors or assigns. This Agreement shall be effective as of the first day of my being retained to render services to the Company, even if such date precedes the date I sign this Agreement.

I confirm my agreement and understanding of the foregoing by signing below.

My signature on this Employment Confidentiality Inventions Assignment Agreement constitutes an acknowledgement that I have read all of the foregoing terms, understand them, and agree to them as a matter of my own free will.

DATED: December 12, 2018	/s/ Patrick Herguth

EXHIBIT A
to
EMPLOYEE CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS,
NON-INTERFERENCE AND NON-COMPETITION AGREEMENT

1.       The following is a complete list of all inventions or improvements (“Intellectual Property”) relevant to my employment by MYnd Analytics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment by the Company that I desire to remove from the operation of the Employee Confidentiality, Assignment of Inventions, Non-Interference and Non-Competition Agreement between me and the Company (the “Employee Agreement”).

☒	No Intellectual Property.

☐	Any and all Intellectual Property regarding:

☐	Additional sheets attached.

2.       I propose to bring to my employment the following materials and documents of a former employer or materials and documents created by me and/or others during any previous employment (“Materials”):

☒	No Materials.

☐	Materials:

☐	Additional sheets attached.

3.       I acknowledge and agree that the Materials set forth above are being provided by me in accordance with the representations set forth in Section 6 of the Employee Agreement between me and the Company.

Signature:	/s/ Patrick Herguth
Name:	Patrick Herguth

A-1

EXHIBIT C

Confidential Separation Agreement and General Release

This Confidential Separation Agreement and General Release (“Agreement”) is made and entered into by _______________________________________ (the “Company”) and ___________________ (“Employee”).

Whereas the Company and Employee mutually desire to set forth the terms and conditions of the termination of Employee’s employment with the Company;

Whereas Employee is hereby advised to consult with an attorney before signing this Agreement since it is a legal document,

Now, Therefore, in consideration of the mutual covenants and agreements set forth below, the Company and Employee do hereby agree as follows:

1.       Separation Date. Employee’s last day of work with the Company will be __________ (the “Separation Date”). Employee will be paid his regular base salary through the Separation Date, plus accrued but unused vacation pay ($__________). Employee’s medical, dental, and vision coverage, if elected, will continue through [__________]1 pursuant to COBRA. Final expense reports must be submitted within one week of the Separation Date and will be processed in accordance with the Company’s expense policy. All other benefits cease as of the Separation Date.

2.       Salary and Benefits Continuation. In exchange for agreeing to and complying with the terms of this Agreement (including the general release it contains), Employee will receive the following payments and benefits from the Company:

a.       The Company will pay Employee at Employee’s most recent base salary amount (determined without regard to any reduction in such base salary constituting “Good Reason” as that term is defined in Employee’s Employment Agreement with the Company dated _____________ (the “Employment Agreement”)) for [_____________]2 months after the Separation Date, less lawful deductions such as tax withholdings, FICA, and Medicare (the “Separation Payments”). The Separation Payments shall be paid in [____________]3 equal semi-monthly installments on the Company’s established pay days through the Company’s regular payroll system, provided however, that the Separation Payments shall not begin until the first pay day following the Effective Date (as defined in paragraph 12(g) below) at which time, the amounts that would have been paid for the period between the Separation Date and the Effective Date, but which have not been paid as a result of the delay described in this section (a), shall be paid.

b.       If Employee elects to continue the Company-sponsored medical, dental, and/or vision coverage through COBRA, the Company will continue to provide such medical, dental, and vision coverage through [______________]4, with the cost sharing of the associated premiums continuing on the same terms and conditions as such costs are shared with active employees. After such date, Employee may elect to continue COBRA at his expense.

1 To be filled in based upon applicable terms of the Separation Agreement.

2 To be filled in based upon applicable terms of the Separation Agreement.

3 To be filled based upon number of months of severance as provided in Separation Agreement.

4 To be filled in based upon applicable terms of the Separation Agreement.

c.       The Company will pay Employee $_________, less lawful deductions such as tax withholdings, FICA, and Medicare, which is the full amount of Employee’s target bonuses for the fiscal year in which the Separation Date occurs, prorated based upon goals achieved through the Separation Date (the “Bonus Payment”). Such payment will be made in equal installments on each payment date.

d.       Other than the payments and benefits specifically set forth in paragraph 1 and this paragraph 2, any vested equity, and any other amounts vested under the Company’s 401(k) plan, Employee agrees that the Company and its affiliates do not owe Employee any further payments, compensation, bonuses, benefits, stock options, severance, commissions, or any other remuneration of any kind whatsoever. The Separation Payments and the Bonus Payment, if applicable, shall not be included in any calculation of benefits for purposes of the Company’s 401(k) plan.

3.       General Release of All Claims. In exchange for the payments and benefits set forth in paragraph 2 above, Employee knowingly and voluntarily releases and forever discharges the Company and its parent and affiliated companies, and each of their current and former officers, shareholders, directors, employees, members, attorneys, insurers, and agents thereof, both individually and in their business capacities (collectively, the “Releasees”), of and from any and all claims, known and unknown, which the Employee has or may have against any of the Releasees based on any conduct occurring from the beginning of the world up to and including the date on which Employee signs this Agreement, including, but not limited to, any alleged claim pursuant to the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Sarbanes-Oxley Act, Title VII of the Civil Rights Act of 1964, the Workers Adjustment and Retraining Notification Act, the [add applicable state & local statutes], and/or any other federal, state, city, local or other fair employment practices, labor, employment, employee benefits, or other law, rule, or regulation. Notwithstanding the foregoing, the Company acknowledges and recognizes that nothing in this Agreement prohibits Employee from filing a charge or complaint with any federal, state, or local fair employment practices agency or from participating in any investigation by any governmental agency. In the event that Employee receives any money or thing of value related to any of the claims released above as a consequence of the filing of such a charge or complaint on Employee’s behalf or otherwise, Employee agrees to and shall promptly pay or turn over any such money or thing of value to the Company.

4.       Confidentiality. Employee acknowledges and agrees that he is still bound by the Company’s Employee Confidentiality and Inventions Assignment Agreement. Employee and the Company agree that this Agreement and any and all matters concerning Employee’s separation from the Company will be maintained in confidence and will not be disclosed to any person or entity. Employee further agrees that any and all of the Company’s confidential information will be maintained in confidence and will not be disclosed to any person or entity. Notwithstanding the foregoing, Employee may reveal the relevant terms of this Agreement to his spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, or as may be required by any governmental agency.

5.       Return of Property; Deletion of Work-Related Electronic Files from Personal Devices. On or prior to the Separation Date, Employee hereby agrees that he will return to the Company any and all laptops, iPads, cellular phones, credit cards, calling cards, marketing materials, files, e-mails, data, confidential information, or other property of the Company, without deleting any data or applications therefrom and without retaining any copies or extracts thereof. To the extent that Employee has any work-related files, e-mails, data, or information in electronic form on Employee’s personal devices (or accessible therefrom), Employee further agrees to delete all such files, e-mails, data, and information.

6.       Employee’s Future Conduct and Obligations.

a.       Employee acknowledges and agrees that he is still bound by the covenants (including restriction covenants) included in the Employment Agreement.

b.       Additionally, Employee agrees that he will not at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, its management, officers, employees, stockholders, and/or affiliates. The Company agrees that it will not at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or business interests of the Employee.

c.       In addition, Employee agrees to cooperate with the Company reasonably responding to questions relating to issues concerning his employment with the Company and by making himself reasonably available to meet with the Company or its representatives to discuss any litigation, arbitration, governmental investigation, internal company investigation, or other proceeding or matter with respect to which he may have relevant information.

7.       Non-Admission. The making of this Agreement is not intended, and shall not be construed, as an admission that either party hereto has violated any federal, state or local law, ordinance or regulation, breached any contract (express or implied), or committed any wrong whatsoever.

8.       Notices. Employee shall promptly notify the Company of any change in Employee’s residence address. Any notice to be given hereunder may be delivered (a) in the case of the Company, by first class mail addressed to _____________________________ and by e-mail to ___________________, and (b) in the case of the Employee, either to him personally or by first class mail to his last known residence address.

9.       Certain Forfeitures in Event of Breach. Employee acknowledges and agrees that, notwithstanding any other provision of this Agreement or his Employment Agreement, in the event the Employee breaches any obligation under this Agreement or his Employment Agreement (in any non-diminimis respect), and Employee does not cure such breach within ten (10) business days of receipt of written notice from the Company of such breach, Employee will forfeit his right to receive the payments provided for in paragraph 2 of this Agreement (except for $100) and, to the extent that such payments have already been paid to the Employee, the Company shall have the right to recover such payments from the Employee.

10.       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of ___________ without giving effect to the principles of conflicts of laws thereof and the parties shall be subject to the personal jurisdiction and venue of federal and state courts located in _____________________, in connection with any actions brought under this Agreement.

11.       Entire Agreement. This Agreement and the Employment Agreement set forth the entire agreement between the parties hereto, and fully supersede any prior agreements or understandings between the parties with respect to Employee’s separation. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement and the Employment Agreement.

12.       Meaning of Signing This Agreement. By signing this Agreement, Employee expressly acknowledges and agrees that:

a.       Employee has carefully read this Agreement and fully understands what it means;

b.       Employee have been advised in writing to discuss this Agreement with an attorney before signing it.

c.       Employee has been given at least twenty-one (21) calendar days to consider this Agreement;

d.       Employee has agreed to this Agreement knowingly and voluntarily, was not subject to any undue influence or duress, and is competent to execute this document;

e.       Employee may revoke his acceptance of this Agreement within seven (7) days after signing it by sending a written notice of revocation to ______________ by e-mail at ___________________; and

f.       On the eighth (8th) day after Employee signs this Agreement (the “Effective Date”), this Agreement becomes effective and enforceable if it has not been revoked.

13.       Return of Signed Agreement. Employee may accept this Agreement by signing and dating the Agreement and returning it by email to ___________ at ___________________ within twenty-one (21) days after receiving it. In the event that Employee does not sign and return this Agreement within said 21 days, this Agreement shall be deemed automatically null and void.

(SIGNATURE PAGE FOLLOWS)

The parties knowingly and voluntarily sign this Confidential Separation Agreement and General Release as of the date(s) set forth below:

____________________________________

By: ____________________________________	Dated: ___________________, ____

_____________________________

_____________________________

____________________________________

By: ____________________________________	Dated: ___________________, ____

_____________________________